Exhibit 3.42
QUY NHON, DATED 1st NOVEMBER, 2006
AGREEMENT
BETWEEN
BIOTAN MINERAL JOINT STOCK COMPANY (BIOTAN)
AND
KS MINING LIMITED (KSML)
TO FORM JOINT VENTURE ENTERPRISE
BINH DINH NEW ZEALAND GOLD COMPANY LIMITED (BNG)

TABLE OF CONTENTS

PART A: JOINT VENTURE AGREEMENT		3

PARTY DETAILS:		3
BACKGROUND:		3
1.	DEFINITIONS AND INTERPRETATIONS	5

PART B. JOINT VENTURE ESTABLISHMENT PROVISIONS		11

2.	GENERAL OBJECTIVES	11
3.	ESTABLISHMENT OF THE ENTERPRISE	12
4.	CHARTER CAPITAL AND RESPONSIBILITIES OF PARTIES	12
5	TERM AND TERMINATION	14

PART C. JOINT VENTURE PROCEDURAL PROVISIONS		16

6	INVESTMENT CERTIFICATE APPLICATION	16
7.	EXPLORATION LICENCE APPLICATION	17
8	COMPREHENSIVE MINING FEASIBILITY STUDY	17
9	DECISION TO MINE	18
10	MINING DEVELOPMENT	19
11	MATERIALS AND LABOUR	19
12	ENVIRONMENTAL PROTECTION	20

PART D. JOINT VENTURE FINANCIAL PROVISIONS		21

13	TOTAL INVESTED CAPITAL AND FINANCING	21
14	DISTRIBUTION OF PROFITS	21
15	TRANSFER OF PARTICIPATING INTEREST	22
16	ACCOUNTING PRINCIPLES	23
17	BANKING AND INSURANCE	24
18	SALE OF PRODUCT	24

PART E. JOINT VENTURE REGULATORY PROVISIONS		25

19	BOARD OF MEMBERS	25
20	MEETINGS OF THE BOARD OF MEMBERS	25
21	GENERAL MANAGEMENT OF THE ENTERPRISE	27
22	CONFIDENTIALITY	30
23	FORCE MAJEURE	30
24	DISPUTES AND ARBITRATION	31
25	DEFAULT	31
26	REPRESENTATIONS AND WARRANTIES	32
27	NOTICES	33
28	MISCELLANEOUS	34

PART A: JOINT VENTURE AGREEMENT
Based on the Law on Investment in Vietnam and other relevant legal documents, the Parties mentioned hereinafter have signed a Joint Venture Agreement to establish in the Socialist Republic of Vietnam a Joint Venture Enterprise as herein described.
PARTY DETAILS:

Company	Biotan Minerals Joint Stock Company (BIOTAN)
Authorised Representative:	Mr. Nguyen Van Qua
Title:	Chairman
Head Office:	422 Nguyen Thai Hoc Street, Quy Nhon City, Binh Dinh Province, Vietnam
Telephone:	056 210915, or 210916
Fax:	056 646335
Email:	biotan@bidiphar.com
Business:	Mineral exploration and production
Operation Licence:	Business Registration Certificate No: 3503000084
Registered At:	The Binh Dinh Provincial Department of Planning & Investment on Date: February 17, 2006
Account No:	580.10.00.0020303.8, at Binh Dinh Branch of the Bank for Investment and Development of Vietnam

Company	KS Mining Limited (KSML)
Representative:	Mr. Rodney Hugh Murfitt
Title:	Executive Director
Head Office:	Level 2, 63 Fort Street, Auckland, New Zealand.
Telephone:	(64 9) 3798787
Fax:	(64 9) 3798788
Business:	Exploration & exploitation of gold in Binh Ðinh Province, Vietnam
Operation Licence:	15056
Registered At:	Western Samoa on Date: November 13, 2003
Account No:	ANZ Bank (Hanoi) A/c No: 3678879
BACKGROUND:
A.	BIOTAN and KSML wish to cooperate in Mining Operations (exploration, mining development and production of gold and associated minerals) within the Project Area.

B.	KSML has the financial ability, technical competence and professional skills necessary to carry out the Mining Operations as hereinafter described.

C.	The Department of Geology & Minerals of Vietnam (DGMV) of the Ministry of Natural Resources and Environment has previously explored the Tien Thuan Project Area and reported a gold mineral resource. KSML has determined that mining feasibility studies in this area would likely support a decision to establish commercial mining operations.

D.	KSML and BIOTAN accordingly wish to establish a Joint Venture Enterprise in the form of a limited liability company, for the purposes of completing the above feasibility studies, exploring to expand the resource, developing a mine and commencing commercial production.

E.	To establish the Joint Venture Enterprise, BIOTAN and KSML have agreed to enter into this Agreement, which will govern all matters concerning each Party’s interest in the Joint Venture and the Enterprise, including applications for Investment Certificate and Exploration and Mining Licences relating to the Project Area, in accordance with Vietnam Mineral and Investment Laws.

1.	DEFINITIONS AND INTERPRETATIONS

Definitions

1.1	Unless the context otherwise requires, the terms used in this Agreement shall have the meanings set out below:

“Agreement”	means the Joint Venture Agreement set forth herein and includes any schedules and provisions contained in such schedules and any amendments thereto in accordance with Clause 28.2;

“Board of Members” and/or “Board”	means the board of members of the Enterprise as defined in Clause 19.1;

“Charter”	means the charter that is executed contemporaneously with this Agreement and registered with the relevant Vietnamese Authority to establish the Enterprise under Vietnamese Law and as may from time to time be amended with approval of the relevant Vietnamese Authority.

“Charter Capital”	means the Charter Capital of the Enterprise as set out in its Charter and more particularly described in Section 4.0;

“Charter Capital Contribution”	means the Parties respective contribution to the Charter Capital as described in Section 4.0;

“Commencement Date”	means the date of execution of this Agreement;

“Decision to Mine”	means a decision to establish and develop a mine in the Project Area, taken by the Board under Section 9.0;

“Decree 108 ”	means Decree No. 108/2006/ND-CP, dated 22 September, 2006 of the Vietnamese Government providing details and guidelines for the implementation of the Investment Law;

“Diluting Party”	has the meaning given to it in clause 4.9;

“Effective Date”	means the date upon which the Investment Certificate is issued;

“Enterprise” or “BNG”	means the limited liability company to be established by the Parties, by the registration of the Charter in Vietnam, to carry out the Project as provided for in this Agreement;

“Expenditure”	means all monies properly expended or to be expended on the Project by the Enterprise or the Parties pursuant to this Agreement, and includes (but not in limitation) all capital expenditure and costs involved in:

(a) Establishing the Enterprise;

(b) Carrying out Exploration Activities;

(c) Designing and constructing the Mining Facilities;

(d) Conducting Mining Operations;

(e) Any other expenses incurred by the Parties, properly chargeable to the Enterprise.

“Exploration Activities”	means all activities and operations conducted for the purpose of delineating and geologically assessing the Minerals including, but not limited to, all geological mapping, geochemical, geophysical, geotechnical and environmental surveys, drilling, resource estimation, mine engineering and financial studies to enable the completion of Mining Feasibility Studies, whether conducted prior to, or pursuant to this Agreement;

“Exploration Area”	means the area which is more particularly described in Schedule A, as may from time to time be changed by an extension or reduction, in accordance with this Agreement in accordance with the relevant Laws of Vietnam;
“Exploration Licence”	means a licence issued by the Government on terms acceptable to the Enterprise that authorises the Enterprise to carry out Exploration Activities and gives special rights for a Mining Licence;

“Feasibility Study”	means a study carried out for the purpose of gathering information for use in or capable of being used in the preparation of a formal detailed study designed to determine the commercial viability of Mining Operations and includes such study in a format which is capable of being used for the purpose of securing from financial institutions, capital funds for Mining Operations, and upon which a decision whether or not to conduct Mining Operations can be properly based;

“Force Majeure”	shall include, but not be limited to, strikes, lockouts, labour and civil disturbances, unavoidable accidents, acts of nature, laws, rules, regulations, orders or decrees of any national, municipal or other law or government agency, acts of war or rebellion and conditions arising out of or attributable to war (declared or undeclared), or other conditions beyond the reasonable control of the Parties;

“Investment Legislation”	means the Law, Decree 108 on Investment and all other Vietnamese legal regulations on investment;

“Foreign Party”	includes KSML and any other foreign enterprise that is admitted as a party to this Agreement and accedes to this Agreement at any time during the Term;

“Government”	means the Government of Vietnam (including the Prime Minister) and its State Committees, Ministries, General Departments, Agencies and Instrumentalities and also includes local People’s Committees, Departments and Authorities;

“Investment Certificate”	means an Investment Certificate issued by relevant Vietnamese Authority under the Investment Legislation, which authorises the Enterprise to carry out the Project in the manner contemplated by the Charter and this Agreement, as may be extended, amended, varied, supplemented or replaced from time to time by the relevant Vietnamese authorities;

“Joint Venture”	means the contractual relationship of the Parties that shall come into existence pursuant to Section 2.0;

“Land Law”	means the Law on Land dated 26 November 2003 and Decree No. 142/2005/ND-CP dated 14 November, 2005 of the Government on the collection of land rents and surface water rents;

“Loan Capital”	means the part of the Total Invested Capital not contributed as Charter Capital that the Enterprise may borrow from the Parties or from third parties;

“Minerals”	means all natural deposits and natural accumulations containing ores, minerals and/or basic chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements (with the exception of hydrocarbon compounds, coal and radioactive Minerals) located in the Project Area including gold, precious metals, and other associated metals and minerals;

“Mining Area”	means the area known as Tien Thuan, which is more particularly described in Schedule A as changed by an extension or reduction in accordance with this Agreement from time to time with the approval of the relevant Vietnamese authorities;

“Mining Facilities”	means the plant, facilities and infrastructure built or brought onto the Project Area for the purpose of mining, milling, crushing, separating, concentrating, smelting, refining, packaging, storing or transporting the Minerals;

“Mining Licence”	means a licence issued by the Government on terms acceptable to the Enterprise to carry out Mining Operations on the Project Area or any part of it;

“Mining Operations”	means all activities conducted for the purpose of constructing the mine and work or activity of mining, removing, extracting, treating, drying, packaging and handling the Minerals from the Project Area by open pit or underground mining or alluvial mining or any other methods now known or hereafter developed;

“MOF”	means Vietnam’s Ministry of Finance;

“MoNRE”	means Vietnam’s Ministry of Natural Resources and Environment;

“MPI”	means Vietnam’s Ministry of Planning and Investment;

“Non-Diluting Party”	means a Party other than a Diluting Party;

“Participating Interest”	means, in relation to each Party its percentage of:

(a) Ownership of the Charter Capital from time to time, and

(b) Obligation to contribute to Expenditure, and

(c) Beneficial ownership as a tenant in common of an undivided share in all assets held by the Enterprise, and

(d) The right to receive in kind and dispose of for its own account Minerals (in whatever form) derived from the Project Area, and

(e) All other rights, liabilities and obligations in accordance with this Agreement, as set out in Clause 4.2, or as varied from time to time.

“Parties”	means the Vietnamese Party and the Foreign Party and their respective successors and permitted assignees, and “Party” means any of them as appropriate;

“Project”	means the conduct of Exploration Activities, the preparation of Feasibility Studies and, if so decided as described herein, the design and construction of Mining Facilities and the conduct of Mining Operations in the Project Area pursuant to this Agreement and to ultimate sale of Minerals recovered as a result of Mining Operations;

“Project Area”	means the area particularly described in Schedule A, in which all exploration and mining will be conducted, as may be from time to time changed by extension or reduction, in accordance with this Agreement and with the approval of the relevant Vietnamese authorities;

“Term”	means the period of time from the Commencement Date to the Termination Date or such earlier or later date of termination pursuant to this Agreement;

“Termination Date”	means the date thirty (30) years after the Effective Date or such later date of extension of the Investment Certificate if agreed to by the relevant Vietnamese Authority pursuant to Clause 5.2;

“Third parties”	means any person other than the Parties;

“Total Invested Capital”	means the total amount to be invested by the Enterprise in order to complete the Project as stated in the Investment Certificate and as particularly described in Section 13.0, as that amount may be amended from time to time;

“USD”	means the lawful currency of the United States of America;

“Vietnam”	means the Socialist Republic of Vietnam;

“Vietnamese Law”	means all legislation issued by the National Assembly, the Standing Committee of the National Assembly and the Government, in force from time to time including, but not limited to, laws, ordinances, decrees, circulars, official letters, decisions and other pronouncements; and

“Vietnamese Party”	includes BIOTAN and any other Vietnamese enterprise that is admitted as a party to this Agreement and accedes to this Agreement at any time during the Term.
Interpretation
1.2	For the purpose of the interpretation or construction of this Agreement:
(a)	Except where the context otherwise requires, words importing the singular include the plural and vice versa, and one gender includes the other genders;

(b)	Headings have been inserted for convenience only and shall not affect the interpretation of this Agreement;

(c)	A “person” includes natural persons, firms, companies and any other bodies, associations or organisations;

(d)	References to dates and times are to Vietnamese dates and times;

(e)	References to monetary amounts are to USD;

(f)	References to sections, Clauses, subclauses and schedules are references to sections, Clauses, subclauses and schedules in or to this Agreement;

(g)	Any expression related to an expression defined in this Agreement shall have a meaning corresponding to the defined expression;

(h)	Any schedules to this Agreement and the provisions and conditions contained in such schedules shall have the same effect as if set out in the body of this Agreement;

(i)	References to any statute refer also to any regulation, order and notice made under or pursuant to the statute or regulations made under the statute;

(j)	References to laws, ordinances, decrees, regulations, decisions, circulars and codes refer also to laws, ordinances, decrees, regulations, decisions, circulars and codes amending, consolidating or re-enacting those referred to;

(k)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done;

(l)	A right granted or reserved may be exercised from time to time and at all times;

(m)	The illegality, invalidity or unenforceability of any provision in this Agreement shall not effect the legality, validity or enforceability of any other provision.

PART B. JOINT VENTURE ESTABLISHMENT PROVISIONS
2.	GENERAL OBJECTIVES

2.1	The Parties hereby associate themselves in a joint venture to establish the Enterprise in accordance with the Investment Legislation to carry out the following objectives and all related activities upon and subject to the terms and conditions of this Agreement and the Charter:
2.1.1	To carry out the Project;

2.1.2	To carry out any other Exploration Activities as may be contemplated in the Charter;

2.1.3	To carry on business in all products extracted or derived from the Project;

2.1.4	To carry out all other activities in accordance with Vietnamese Law which are, or may be, incidental or ancillary to the foregoing;

in accordance with good and acceptable international practices.
2.2	In undertaking these objectives, the Enterprise has all the powers of a juridical person including, without limitation, the power to borrow, provide security, issue guarantees, open bank accounts in accordance with regulations and to enter into and perform contracts.

2.3	The Parties shall share profits and losses in proportion to their respective Participating Interests.

2.4	The duration of the Joint Venture will be for the Term, unless liquidated prior to the expiry of that period in accordance with the Investment Legislation or by agreement between the Parties.

2.5	The relationship of the Parties shall be one of joint venturers. The rights, duties, obligations and responsibilities of the Parties shall be several and not joint and several. Neither this Agreement nor any activities of any Party referred to herein shall create any partnership, association, trust or other relationship under which any one or more of the Parties may be liable generally for the acts or omissions of any other Party or Parties, nor should this Agreement be considered or interpreted as constituting any Party the partner, agent or representative of the other Party except when otherwise expressly provided for. In particular, but without limitation, no Party shall have authority to pledge the credit of the other.

3.	ESTABLISHMENT OF THE ENTERPRISE

3.1	The Parties hereby agree to establish the Enterprise in accordance with Investment Legislation, as follows:

(a) Name of Enterprise:	in English:	Binh Dinh New Zealand Gold Company Limited
	in Vietnamese:	Công ty TNHH Vàng Bình Dinh New Zealand
	Transaction name:	BNG

(b) Addresses of Enterprise:	Head office	422 Nguyen Thai Hoc St, Quy Nhon City, Binh Dinh Province, Vietnam
	Production Factory	Tien Thuan, Tay Son District, Binh Dinh Province
	Representative office	16/2 Giang Van Minh, Ba Dinh District, Hanoi

(c) Production capacity	Nominal	As determined by Feasibility Study

(d) Product Markets		Domestic and International

(e) Enterprise undertaking	Mining Processing	Using modern technology to maximise ore extraction,
	Environmental protection	Using modern technology to maximise mineral recovery
Pursuant to Vietnam & International Environmental Law
3.2	The Parties agree that contemporaneous with execution of this Agreement, they will execute the Charter in order to establish the Enterprise under Vietnamese Law.

3.3	The Enterprise shall be organised and managed in accordance with the terms of this Agreement and the Charter.

4.	CHARTER CAPITAL AND RESPONSIBILITIES OF PARTIES

4.1	The Initial Charter Capital of the Enterprise shall be TEN MILLION UNITED STATES DOLLARS_(USD10,000,000.00) contributed by the Parties in proportion to their respective Participating Interests and in the manner set out below.

4.2	At the Effective Date the Participating Interests of the Parties shall be as follows:

BIOTAN TWENTY FIVE PER CENT (25%)

KSML SEVENTY FIVE PER CENT (75%)

The Parties shall continue to hold such Participating Interests throughout the Term except as provided for in this Agreement and the Charter.

4.3	The Initial Charter Capital will be used for Project Expenditure. If at any time the Enterprise requires the Parties to make further contributions to Charter Capital under Section 13.0, the Parties will each provide their respective additional financial contribution fully and on time.

4.4	BIOTAN’s Initial Charter Capital Contribution of TWO MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (USD2,500,000) will be provided by BIOTAN upon the Board making a Decision to Mine.

4.5	BIOTAN’s Responsibilities will also include:
4.5.1	Liaison with local and central government to ensure co-operation and the efficient resolution of Provincial and central government administrative matters to facilitate and promote the licensing and implementation the gold exploration and mining projects in Binh Dinh;

4.5.2	Using their best endeavours to expedite the grant to the Enterprise of the Investment Certificate, the Exploration Licence and, if appropriate, the Mining Licence; and

4.5.3	Providing the Enterprise with all assistance and advice on matters of procedure and protocol in Vietnam and Binh Dinh Province.
4.6	KSML’s Initial Charter Capital Contribution of SEVEN MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (USD 7,500,000) will be provided by KSML upon the Board making a Decision to Mine.

4.7	Costs relating to prospecting and Exploration Activities up to Decision to Mine will be checked by both parties and audited. If KSML determines that the defined Tien Thuan resources are insufficient to allow Mining Operations to proceed and the project is discontinued, or if the mining proves unprofitable, then the costs of prospecting and Exploration Activities shall be born by the Foreign Party only and BIOTAN shall not be required to contribute to these costs. Such prospecting and exploration costs shall otherwise be treated as a loan to the Enterprise and repaid to KSML from future Enterprise profits, at the rate of forty percent (40%) of annual audited after-tax profit, prior to distribution.

4.8	KSML’s responsibilities will also include:
4.8.1	Providing the Enterprise with all available geological information concerning the Project Area that it has prepared;

4.8.2	Providing the benefit of its knowledge and technical expertise in modern mining and exploration practices;

4.8.3	Arranging third party loans to BNG (subject to Board approval).
4.9	Any Party unable to complete Capital Contributions as scheduled in this section shall inform the other Party of the reasons therefore and the measures to be taken by that Party in order to resolve the situation at least twenty (20) days in advance.

4.10	If a Party defaults in the payment of a Capital Contribution (“Diluting Party”) and if the default continues for more than thirty (30) days following notice from the other Party, the Diluting Party’s Participating Interest will upon expiry of the thirty (30) day notice period be automatically reduced, and the Participating Interest of each Non-Diluting Party will be automatically increased, to reflect the proportionate Capital Contributions of the Parties.

5	TERM AND TERMINATION

5.1	This Agreement shall commence on the Commencement Date and terminate on the Termination Date, but this Agreement shall terminate earlier, if:
5.1.1	The Investment Certificate or any extension thereof expires, is terminated, cancelled or revoked;

5.1.2	Notice of termination is given in accordance with Clauses 4.8, 6.4 and 10.5;

5.1.3	The Parties agree in writing to the early termination of this Agreement;

5.1.4	Notice of termination is given pursuant to Clause 25.1.
5.2	The parties may by agreement extend this Agreement, which extension shall be subject to approval by the relevant Vietnamese Authority.

5.3	Where this Agreement is terminated under Clause 5.1, other than as a result of a default by the Foreign Party, the Vietnamese Party is required to purchase the Participating Interest of the Foreign Party for a price agreed between the Parties and, if no agreement is reached within thirty (30) days from the date of termination, then the price will be determined by an international accounting firm nominated by the Board, who will value the Participating Interests of both Parties on the basis that the Enterprise is a going concern and will continue to enjoy full use and benefit of its assets until the Termination Date, or as otherwise determined by the feasibility study, including any right to use land or to lease land held by the Enterprise immediately before this Agreement was terminated.

5.4	It is acknowledged that the transfer contemplated by Clause 5.3 requires the approval of the Board. The Parties agree to ensure that their nominated Board members vote in favour of the transfer. If the Board does not approve the transfer and the Enterprise is to be liquidated or dissolved, then the Vietnamese Party will nevertheless pay the price calculated in accordance with Clause 5.3 to the Foreign Party and following that payment the Vietnamese Party is fully entitled to all of the balance upon liquidation.

5.5	Subject to Clause 5.3 or unless the Parties otherwise agree, on termination of this Agreement in accordance with Clause 5.1, the Enterprise will be dissolved as provided in the Charter and the Parties will take the steps required to bring about this liquidation.

5.6	It is recognised by the Parties that dissolution of the Enterprise requires the unanimous approval of the Board. Where Clause 5.5 operates, the Parties agree to direct their nominated members of the Board to vote in favour of the dissolution.

5.7	If for any reason neither Clause 5.3 or Clause 5.4 operates, the liquidation committee referred to in the Investment Legislation (“Liquidation Committee”) applies the following guidelines:

5.7.1	The physical assets of the Enterprise shall be assessed and valued at market value by an independent third party experienced in assessing the value of the types of assets owned or held by the Enterprise (“market value”);

5.7.2	In valuing and selling physical assets, the Liquidation Committee shall use every effort to obtain the highest possible price for those assets;

5.7.3	If an asset of the Enterprise is sold or transferred to, or retained by, a Party at a value lower than the market value assessed for that asset under Clause 5.7.1, then that asset is deemed to have been sold or transferred to, or retained by, that Party at its market value for the purposes of calculating that Party’s share of the distribution of assets of the Enterprise under this Clause 5.7.
5.8	The provisions of Sections 22.0, 24.0, 26.0 and 28.0 and the provisions of Clauses 5.3 to 5.7 inclusive survive the termination of this Agreement.

PART C. JOINT VENTURE PROCEDURAL PROVISIONS
6	INVESTMENT CERTIFICATE APPLICATION

6.1	As soon as possible after the Commencement Date, KSML will prepare a Pre-Feasibility Study to support an Investment Certificate Application. The Pre-Feasibility Study shall include, but not be limited to the following:
6.1.1	An overview of the project business plan and investment parameters;

6.1.2	A summary of the prior DGMV mineral exploration results;

6.1.3	A statement of DGMV defined resources and estimate of the future resource potential;

6.1.4	A description of the intended mining and processing methods;

6.1.5	A scoping study, which shall fully outline the additional work that will be required before an Application can be made for a Mining Licence;

6.1.6	A conceptual financial model;

6.1.7	A summary of the financial and other benefits that will accrue to the Province from the intended development;

6.1.8	An Environmental Impact Assessment, which shall identify and quantify any perceived environmental impacts or risks; and

6.1.9	A project risk / benefit analysis.
6.2	As soon as the above Pre-Feasibility Study document has been completed, the Enterprise will lodge it, together with this Agreement, the Charter and such other support documentation as may be required in application to the relevant Vietnamese Authority for an Investment Certificate.

6.3	In making application for the Investment Certificate, the Parties shall apply for all taxation benefits, concessions and other preferential treatment offered pursuant to the Investment Legislation.

6.4	Either party may terminate this Agreement and Charter by notice in writing to the other Party in the event that:
6.4.1	The Investment Certificate is issued upon terms and conditions which are inconsistent with the Parties’ application referred to above and/or with the terms and conditions of this Agreement; or

6.4.2	The Investment Certificate is issued upon terms and conditions which are unacceptable to the Parties; or

6.4.3	The Investment Certificate does not issue within one year from the date of lodgement of the application for an Investment Certificate with the relevant Vietnamese Authority (or such later date as the Parties may agree in writing).
6.5	The Enterprise will commence the Project as soon as possible after the Effective Date.
7.	EXPLORATION LICENCE APPLICATION
7.1	The Parties acknowledge that an application to MoNRE for an Exploration Licence over part of the Project Area has already been lodged by KSML on behalf of the Enterprise. The Parties agree that this application shall be transferred to the Enterprise.
7.2	The Vietnamese Party will do everything necessary to facilitate the grant of the above Exploration Licence as soon as possible on terms acceptable to the Parties.
7.3	The Enterprise may at any time apply for additional Exploration Licences and/or apply for amendments to the boundary of the above licence, in order to extend tenure over the Project Area or to relinquish all or any part of the tenure, as may be deemed necessary from the results of work in progress.
8	COMPREHENSIVE MINING FEASIBILITY STUDY
8.1	In respect of any mineral deposit identified within the Project Area, with the prior approval of the Enterprise Board of Management, the General Director may commission the carrying out of a comprehensive Mining Feasibility Study of the type required to secure finance for the mine development.

8.2	The comprehensive Mining Feasibility Study will include but not be limited to the following:
8.2.1	A thorough geological investigation of all or part of the Project Area and establishment of proven ore reserves as defined by the Australian Institute of Mining and Metallurgy as being sufficient to support a Mining Operation;

8.2.2	A thorough study of the metallurgical properties of the ore;

8.2.3	An analysis of the mining conditions, specification of suitable mining techniques and the costing of the same;

8.2.4	Investigation into the design and cost of a suitable processing plant;

8.2.5	Site-specific investigations for the mine, processing plant and associated infrastructure;

8.2.6	Market research to determine the demand and forecast price of the mine product(s);

8.2.7	Investigation and costing of options for the disposal of mine waste and tailings;

8.2.8	Selecting a suitable site and costing the establishment of all infrastructure required to support the proposed mining operation;

8.2.9	Quantification of the parameters such as those referred to in Clause [6.1.1];

8.2.10	Base line environmental studies and a full Environmental Impact Assessment, which shall include study of likely significant environmental effects resulting from the establishment of the mine and any required supporting infrastructure;
8.2.11	Socio-economic study of the local area;

8.2.12	Investigation of available options and costs of providing suitable supplies of water and power to the mine and plant;

8.2.13	Undertaking a thorough financial analysis of the project model based on the results of the preceding items with such analyses to include prospective cash flow and rates of return on investment capital from mining;

8.2.14	Determination of operating parameters, such as: annual production, operating costs, mine life, etc;

8.2.15	An analysis of the feasibility of establishing Mining Operations; and

8.2.16	Quantification of capital costs and specification of probable funding resources.
9	DECISION TO MINE

9.1	If after completion of the Feasibility Study the General Director recommends the establishment and development of a mine in the Project Area then such recommendation shall be submitted to the Board for approval.

9.2	Subject to review, approval and acceptance of the Feasibility Study by the Board of the Enterprise and subject to them being satisfied that the Project will be funded, a “Decision to Mine” may be made, in which case an application for a Mining Licence will be lodged with respect to all or part of the Mining Area.

9.3	Once a Decision to Mine has been made, BNG will lodge the Feasibility Study together with the Environmental Impact Assessment Report and any other documents as may be required, in application to the Government for a Mining Licence.

9.4	In making an application for a Mining Licence BNG shall apply for all benefits, concessions and other preferential treatment offered pursuant to the Investment Legislation.

9.5	Either party may withdraw from this Agreement and transfer its shares in the Enterprise to the other, by notice in writing to the other Party, in the event that:
9.5.1	The Mining Licence is issued upon terms and conditions which are inconsistent with the Parties’ application and/or with the terms and conditions of this Agreement; or

9.5.2	The Mining Licence is issued upon terms and conditions which are unacceptable to either Party; or

9.5.3	The Mining Licence does not issue within one year from the date of lodgement of the application (or such later date as the Parties may agree in writing).

9.6	For the avoidance of doubt, the provisions of Clause 9.3 shall also apply to any Mining Licence granted over the Mining Area.

10	MINING DEVELOPMENT

10.1	Upon grant of the Mining Licence and subject to the Board being satisfied that the project can or will be funded, the General Director shall immediately commission the design of the Mining Facilities.

10.2	Any decision to commence construction of the Mining Facilities shall be made by the Board based on the design of the Mining Facilities commissioned by the General Director as such design may be amended prior to tabling with the Board of Management.

10.3	Upon the Board making a Decision to Mine, the Parties will conclude and sign a Mine Development Agreement, which shall include mine development clauses and provisions commonly employed within the industry, but shall not be contrary to the provisions of this Agreement.

10.4	Subject to the above decision to commence construction, mine development shall be commenced as soon as possible.

10.5	If the General Director determines at any time that mine development should be discontinued, then he/she shall submit a detailed recommendation setting forth the reasons for such recommendation to the Board for approval not to continue with the mine development.

11	MATERIALS AND LABOUR

11.1	The Parties shall ensure that, wherever possible or practicable the Enterprise shall utilise materials produced or manufactured in Vietnam where such use would not be prejudicial to the Project.

11.2	The Enterprise shall wherever possible, but subject to the provisions of this Section 11.0, use the services of Vietnamese citizens as consultants, employees and contractors subject to their experience, technical competence and costs being competitive on the international market and acceptable to the Enterprise.

11.3	The Enterprise and its sub-contractors may bring into Vietnam such expatriate individuals as in the Enterprise’s judgment are required to carry out operations efficiently.

11.4	KSML shall be entitled to carry out necessary managerial, technical and administrative services for BNG, and charge normal commercial rates for doing so.

11.5	Throughout the Term BNG will provide an environment conducive to the training of unskilled and skilled labour and technical and professional personnel who are Vietnamese citizens, so that expatriate employees of the Enterprise will be reduced to the minimum level of efficient practical operation as soon as possible.

11.6	The Parties agree to comply where practicable with the requirements of Vietnamese Law in relation to the terms and conditions of employment of Vietnamese citizens.

12	ENVIRONMENTAL PROTECTION

12.1	The Parties shall ensure that in carrying out the Project, BNG shall have regard to the surrounding environment and shall seek to protect the natural environment to the extent to which it is possible to do so having regard to the nature of the Project, such as rehabilitation of cultivated land.

PART D. JOINT VENTURE FINANCIAL PROVISIONS
13	TOTAL INVESTED CAPITAL AND FINANCING

13.1	The Total Invested Capital of the Enterprise will depend upon the eventual scope of the operations undertaken by the Enterprise. The Total Invested Capital of the initial stage has been estimated at approximately FIFTEEN MILLION UNITED STATES DOLLARS (USD 15,000,000.00).

13.2	After the Effective Date the Parties may be called upon to contribute their Charter Capital Contributions pursuant to Clauses 4.4 and 4.6 and thereafter to provide in proportion to their Participating Interests, (whether by way of debt or equity or as otherwise agreed) such funds as may be required to meet Expenditure, pursuant to Clauses 4.3 and 13.3.

13.3	The General Director may from time to time under authorisation from the Board (but not less than thirty (30) days in advance of any period requiring funds pursuant to an approved programme and budget) as and when required request in writing from the Parties liable to make the same, contribution of funds (either by way of an increase in Charter Capital Contributions, loans or otherwise as agreed by the Parties) to meet required Expenditure. The funds so requested shall be due and payable to the Enterprise thirty (30) days after the date of the request or such longer period as the Board may determine.

13.4	Notwithstanding the above, if the Board of the Enterprise so determines, the Enterprise may arrange finance from a third party on terms it thinks fit in lieu of any part of the funds to be provided by the Parties. The Parties shall remain liable to provide funding to the Enterprise in proportion to their Participating Interests for any amount required by the Enterprise to meet Expenditure, but not funded by way of such third party financing.

14	DISTRIBUTION OF PROFITS

14.1	Subject to Clauses 14.3 and 14.4, the after tax profit of the Enterprise (that is, the net profit after deducting expenses, loan repayments and taxes, recovery of capital where allowed by Vietnamese Law and setting aside any amounts for any reserve fund) may be divided each year in proportion to each Party’s Participating Interest. The amount of such after-tax profits distributed to the Parties shall be determined by the Board, which shall also determine the portion of the after-tax profit to be entered into any reserve fund.

14.2	If the profit and loss statement in any particular year results in a loss that cannot be covered by any reserve fund then the said loss shall be recorded in and entered into the profit and loss statement and be carried forward in to the succeeding year or years but not exceeding five (5) years and the Enterprise shall be deemed not to have made any profits until such time as the loss recorded in and entered in to the profit and loss statement has been completely covered.

14.3	With the approval of the Parties, the Board may create whether out of profits of the Enterprise or otherwise, such reserve funds and for such purposes, as it may see fit.

14.4	Where cash flow is adequate, the Board may make distributions of profit (after properly providing for all anticipated expenses and taxes) on a three monthly basis.

15	TRANSFER OF PARTICIPATING INTEREST

15.1	Subject to the provisions of this section, and subject to the Investment Legislation and the Charter, a Party shall be free to transfer all or part of its Participating Interest to another person or enterprise.

15.2	Any Party (the “Assigning Party”) wishing to transfer all or part of its Participating Interest (the “Offered Interest”) shall first offer the same to the other Party (the “Non-Assigning Party”) upon such terms and conditions as it sees fit. Any such offer is revocable if the Non-Assigning Party does not agree within one (1) month after receipt of such offer to acquire the Offered Interest upon such terms and conditions. In this case, the Assigning Party shall be free for a period of six months thereafter to sell and transfer the Offered Interest to any third party on terms and conditions which are not more favourable than those offered to the Non-Assigning Party.

15.3	The transfer by the Assigning Party to a third party (the “Proposed Assignee”) of the Offered Interest shall be conditional upon the Proposed Assignee executing an Agreement with the Non-Assigning Party under which the Proposed Assignee agrees to be bound by all of the provisions of this Agreement and to assume, observe and perform all the obligations and liabilities of the Assigning Party hereunder and under the Charter, limited only to the extent of the Participating Interest received by and held by the Proposed Assignee from the Assigning Party, and otherwise as though the Proposed Assignee was an original Party hereunder and under the Charter. No such assignment shall relieve the Assigning Party of any liability arising before the transfer is effected.

15.4	Each Party may for the purposes of financing its obligations hereunder and other costs associated with such financing, with the consent of the other Party, mortgage or encumber all or any part of its Participating Interest and its right, title and interest hereunder provided that such Party who so mortgages or encumbers its interest shall ensure that such mortgage or encumbrance shall contain a Clause that on any sale held in enforcement of the same, the interest being sold shall be first offered to the other Party to this Agreement on the terms and conditions contained herein.

15.5	If either Party transfers all or any part of its Participating Interest to a third party, the Assigning Party may also assign to such third party the same proportion of any debts owed to it by the Enterprise and/or by the Non-Assigning Party. Such assignment of indebtedness may be effected by the Assigning Party serving a notice of assignment on the debtor (namely, the Enterprise and/or the Non-Assigning Party) and, from the time such notice is properly served, the debtor will thereafter owe the relevant proportion of such debts to the third party.

15.6	At the expiration of ten (10) years from the end of the period in which the Enterprise makes profits for two (2) consecutive years (“First Profit Making Period”), the Vietnamese Party may acquire from the Foreign Party a proportion of the Foreign Party’s Participating Interest in the Enterprise so that upon completion of that acquisition the Participating Interests of the Parties for all of the purposes of this Agreement will be:

Vietnamese Party:	30%
Foreign Party:	70%

15.7	At the expiration of twenty (20) years from the end of the First Profit Making Period, the Vietnamese Party may acquire from the Foreign Party a further proportion of the Foreign Party’s Participating Interest in the Enterprise so that upon completion of that acquisition the Participating Interests of the Parties for all of the purposes of this Agreement will be:

Vietnamese Party	49%
Foreign Party	51%
15.8	Any acquisition under Clause 15.6, and/or 15.7 will be made by the Vietnamese Party paying to the Foreign Party the fair market value of the interest being acquired. The fair market value shall be agreed between the Parties and if the Parties do not agree that value within two (2) months from the date on which the Vietnamese Party became entitled to acquire that interest, the fair market value shall be assessed by Ernst & Young (or its successor) and that assessment will be final and binding on the Parties. Upon payment of the agreed or assessed acquisition price by the Vietnamese Party and the Foreign Party, the Parties will execute an assignment agreement and register the assignment with the relevant Vietnamese Authority.

15.9	If the Vietnamese Party fails to proceed with an acquisition under Clause 15.6 within three (3) months from the date on which the Vietnamese Party became entitled to acquire the relevant interest, the Vietnamese Party will be regarded as having waived the right to make that acquisition, but that does not prevent the Vietnamese Party from exercising its right to make an acquisition under Clause 15.7. However the acquisition under Clause 15.7 must be made within three (3) months from the date on which the Vietnamese Party became entitled under Clause 15.7 to make that acquisition, otherwise it will be regarded as having waived the right to make that acquisition.

16	ACCOUNTING PRINCIPLES

16.1	Books of account shall be maintained by the Enterprise and shall be based on international accounting principles and standards approved by the Board and recognised by the MOF.

16.2	The Board may apply to the MOF for adoption of a financial year which corresponds to the financial year of one or both of the Parties and if the MOF approves such application, the financial year of the Enterprise shall be the financial year so approved.

16.3	At the end of each financial year of the Enterprise, the Board shall cause to be drawn up a set of financial statements for the Enterprise (including a balance sheet and profit and loss statement) and shall also prepare a report of the Board and any other relevant financial statements. The aforesaid financial statements and report of the Board shall be prepared in accordance with all relevant provisions of the Investment Legislation and shall be approved by a resolution of the Board and signed by the Chairman.

16.4	After the financial statements and the report of the General Director have been approved by the Board and signed by the Chairman, they shall be submitted to the auditor of the Enterprise approved from time to time by the MOF to audit the accounts.

16.5	The approved statements of the Enterprise and the report of the Board shall be submitted to the relevant Vietnamese Authorities within three (3) months after the end of the Enterprise’s financial year and a copy of such statements, authenticated by the Chairman, shall also be provided to each Party.
17	BANKING AND INSURANCE

17.1	The Enterprise shall maintain bank accounts in USD and Vietnamese dong with a Vietnamese Bank, or such other bank as the Board determines in accordance with the law. Signatories to all bank accounts shall be determined by the Board.

17.2	The insurance cover including social insurance required by the Vietnamese Law for the Vietnamese employees of the Enterprise shall be arranged through insurance companies or organization in Vietnam or such other international insurance company as the Enterprise may nominate from time to time.

17.3	The Enterprise shall obtain appropriate insurance cover through an insurance company or companies operating in Vietnam or such other international insurance companies as the Enterprise may nominate from time to time for personal accident covering employees, consultants, contractors and third parties, loss or damage to property of the Enterprise either in transit or on site, and general public liability insurance.

18	SALE OF PRODUCT

18.1	The Enterprise reserves the right to sell gold bullion, bar or other gold product or any other product of Mining Operations through its nominated agent in such places as the Enterprise may from time to time nominate or to distribute the product to the Parties in proportion with their Participating Interest.

18.2	Revenue from the sale of gold will be deposited in the name of the Enterprise in the USD account (or such other currency account as the Parties may from time to time agree) maintained with such Bank either within or outside Vietnam as the Board determines pursuant to the regulations of the State Bank of Vietnam.

18.3	Funds sufficient to cover the following expenditures will be remitted to the Enterprise’s accounts in Vietnam:
18.3.1	Operating costs of the Enterprise required to be paid in Vietnam;

18.3.2	All taxes and fees regulated by Vietnamese Laws;

18.3.3	Other authorised payments to the Government;

18.3.4	Profits from the operation due to the Vietnamese Party;

18.3.5	Any reserve fund requirements; and

18.3.6	Any other amounts required to be paid in Vietnam, including land rents.
18.4	Profit due to either Party and repayments of any loans made to the Enterprise, shall be remitted to that Party’s own account at a bank of its choosing on the signature of a duly authorised signatory on behalf of that Party.

PART E. JOINT VENTURE REGULATORY PROVISIONS
19	BOARD OF MEMBERS

19.1	The Enterprise shall be managed by a board consisting of members agreed by the parties and permitted at law. The term of office of the Board is three (3) years. The Board shall be appointed by the Parties at the Effective Date. The voting rights of each party shall reflect the respective Participating Interests of the Parties.

19.2	The Party that appoints a particular member to the Board shall be entitled to remove and replace such member at any time by notice in writing to the Board.

19.3	Members of the Board may be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board or in connection with the business of the Enterprise.

19.4	The Chairman of the Board shall be one of the members of the Board who is unanimously nominated to that position by the Parties. Such person shall cease to be Chairman if the Parties unanimously agree to terminate his/her appointment or if such person ceases for any reason to be a member of the Board. The first Chairman shall be a representative of KSML.

19.5	The Board shall be responsible for the overall management of the Enterprise.

19.6	Except in relation to the matters required by the Investment Legislation, decisions of the Board shall be valid and binding on the Enterprise if they are approved by a simple majority of votes cast by the members at a meeting of the Board. Each Party’s representative shall have the number of votes equal to the percentage of its Participating Interest.

19.7	Amendments to the stipulations contained in the Charter including amendments to the name, seat and objectives of the Enterprise, increases in Legal Capital, and the liquidation of the Enterprise before the Termination Date (or any extension of it) may only be effected by unanimous agreement of the Parties and will not take effect prior to the approval of the relevant Vietnamese Authority being granted.

19.8	In the event that the Board determines that the funding requirements of the Enterprise should be met by way of an increase in the Legal Capital and such increase is approved by the Parties then unless otherwise agreed, the Parties shall be liable to contribute the increase in Legal Capital.

20	MEETINGS OF THE BOARD OF MEMBERS

20.1	The Board shall meet as often as business requires, but at least once a year, and such meeting shall be convened by the Chairman. The meetings of the Board shall be held at the place where the Enterprise has its seat or such other place or places as are mutually agreed by all the Parties.

20.2	Meetings of the Board will be chaired by the Chairman.

20.3	A meeting of the Board shall be the presence in person of both members or their representatives. A member of the Board shall be entitled to appoint a representative to attend at any particular meeting of the Board and to vote on that member’s behalf.

20.4	Notice of each Board Meeting shall be given by the Chairman in writing to all the Parties who shall be responsible for providing notice to their representative and shall be accompanied by an agenda. Such notice must be given at least twenty-one (21) days prior to the date of the proposed meeting of the Board unless otherwise agreed in writing by the Parties. Matters not included in the agenda for a meeting shall not be decided at the meeting to which the agenda applies unless the Parties agree.

20.5	All proceedings of the Board shall be fully and accurately minuted in both English and Vietnamese and the minutes kept in a minute book under the charge of the Chairman. The Board shall determine the governing language of the minutes of Board meetings and shall determine the language used for reporting of the business.

20.6	All resolutions or decisions of the Board shall be made pursuant to the Charter and shall be binding on the Parties. Any resolution or decision properly passed by the Board becomes effective immediately after it has been passed.

20.7	Typed copies of all minutes covering all Board meetings shall be submitted to all Parties for approval before inclusion in the minute book. Within seven (7) days of receipt of the draft minutes each Party shall promptly notify the chairman and the other Party of any changes it believes should be made. Failure to notify within fourteen (14) days shall be deemed acceptance of the minutes. Minutes will be presented to the next meeting of the Board for verification. When the meeting is satisfied as to the accuracy of the minutes the chairman and a representative of each Party shall sign them as a true and correct record, and forward one copy to each of the Parties.

20.8	The Board may also take decisions without holding a meeting. A resolution in writing signed by all the members of the Board for the time being shall be as valid as if it had been passed unanimously at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by either or both members of the Board. Any such document purporting to have been sent by a member of the Board by facsimile, or other electronic means of communication shall be deemed to be signed by such members.

20.9	The members of the Board may meet by means of a telephone meeting:
20.9.1	“Telephone meeting” means the contemporaneous linking together by telephone of members of the Board (whether or not either or both of those persons is outside Vietnam);

20.9.2	“Telephone” means and includes any electronic means of communication.
20.10	A minute of the proceedings at a telephone meeting shall be conclusive evidence of the proceedings and the regularity of the meeting as certified in accordance with Clause 20.7.

21	GENERAL MANAGEMENT OF THE ENTERPRISE

21.1	The Board shall be responsible for appointing the General Director of the Enterprise and one (1) First Deputy General Director, and shall ensure that the conduct of all activities on the Project are conducted in accordance with good and acceptable international and Vietnam practice.

21.2	The General Director shall be appointed from persons nominated by the Foreign Party. The First Deputy General Director shall be appointed from persons nominated by the Vietnamese Party. All nominees are to be fully conversant with the English language and have recognised technical or commercial qualifications relevant to the activities of the Enterprise. The First Deputy General Director shall be a Vietnamese citizen.

21.3	The General Director and the First Deputy General Director shall be responsible for the management and conduct of the day to day business of the Enterprise. The Board shall determine the respective responsibilities and authorities of the General Director and the First Deputy General Director both of whom shall be responsible to the Board for the operations of the Enterprise.

21.4	The General Director and the First Deputy General Director may, but need not, be members of the Board. If the General Director is not a member of the Board, he/she shall nevertheless be entitled to attend meetings of the Board but shall have no right to vote on any resolution put at such meeting.

21.5	The Chairman of the Board and the General Director shall have the authority to represent the Enterprise before Vietnamese law courts and Vietnamese government authorities.

21.6	The General Director and the First Deputy General Director shall each be entitled to have authority to represent the Enterprise in relation to all matters falling within the scope of the duties so delegated to each of them by the Board.

21.7	All annual work programmes, business plans and budgets in respect of the Project shall be prepared by the General Director and shall be approved by the Board.

21.8	All work programmes shall include but not be limited to the following:
21.8.1	A description of the aims and objectives of the programme;

21.8.2	A detailed description of the work to be performed under the programme including mapping, surveys, sampling, drilling, assays, engineering and metallurgical studies and other detailed geotechnical activities to be undertaken;

21.8.3	To the extent practicable identification of targets and areas which are to be subject to drilling or other detailed geotechnical activity;

21.8.4	A description of the support services which are likely to be required to carry out the programme;

21.8.5	Estimates of the number of expatriates and Vietnamese citizens which will need to be engaged on the programme and of the costs of such employees;

21.8.6	Estimates of the cost of contractors, on an item by item basis, required to carry out the programme;

21.8.7	An estimate of the capital expenditure and associated cost, including the cost of the finance likely to be required in connection with the programme;

21.8.8	A breakdown of all fees, rental and other similar charges payable pursuant to any Vietnamese Law during the programme period;

21.8.9	A breakdown of estimated costs of office and other overhead expenses to be allocated to the programme and budget;

21.8.10	A contingency sum to cover miscellaneous items and overruns;
21.9	All work programmes, business plans and budgets shall be prepared and calculated on a financial year basis unless otherwise mutually agreed by the Parties (who shall instruct their members of the Board concerning the matter) except for the first such work programme, business plan and budget which will cover the period from the Effective Date until the end of the current financial year.

21.10	The Parties agree that any work programme, business plan and budget may be amended from time to time by the General Director, by the revision, addition or deletion of any work, expenditure or commitment not previously included or made, or by the addition of any work not previously included, provided that no such revision, addition or deletion shall be made if it would otherwise result in the Enterprise being in default of any obligations under Vietnamese Law. Any material amendment of work programmes and budgets will require the approval of the Board.

21.11	In addition to his/her other responsibilities the General Director shall also be responsible for the following matters:
21.11.1	The preparation and implementation of work programmes, business plans and budgets;

21.11.2	Arranging for the provision of the administration, technical, accommodation and other requirements of the Enterprise necessary to implement work programmes and business plans;

21.11.3	Engaging and dismissing staff, labour and contractors required to administer the Enterprise and implement work programmes and business plans;

21.11.4	Undertaking negotiations with the appropriate local, regional and other authorities wherever necessary;

21.11.5	Determining the funding requirements of the Enterprise (if any) and the means of financing such requirements;

21.11.6	Ensuring that the Enterprise-
(a)	Complies with its statutory obligations relating to its operations,

(b)	Prepares and lodges all reports required by Vietnamese Law,

(c)	Keeps true and correct books, accounts and records of its operations in accordance with Vietnamese Law,

(d)	Pays all costs and expenses incurred in carrying out work programmes and business plans,

(e)	Furnishes to the Parties a detailed quarterly report of its operation and the development of the Project, and

(f)	provides and maintains in force all insurances required by Vietnamese Law or regulations and any additional insurance which it shall reasonably require to be effected to protect the Enterprise’s assets, activities, employees and contractors.

GENERAL
22	CONFIDENTIALITY
22.1	Unless otherwise agreed to by the Parties, all information obtained in relation to this Agreement, the Project or Mining Operations shall be kept confidential and shall not be disclosed by the Parties to any third parties other than:

22.1.1	An employee of the disclosing Party participating in the Project and then only to the extent necessary for such person to properly carry out his/her duties;

22.1.2	Any Party to whom disclosure is required by any applicable law or regulation or the rules of any Stock Exchange that may require disclosure;

22.1.3	A financial institution in connection with any financing sought to be arranged by the disclosing Party for purposes directly related to this Agreement;

22.1.4	Independent consultants and contractors to the Parties whose duties and relations to the Joint Venture reasonably require such disclosure;

22.1.5	Independent accountants or legal counsel engaged by a Party for the purpose only of enabling such accountants or legal counsel to give appropriate advice to the Party in respect of matters arising under this Agreement or any agreement contemplated by this Agreement;

22.1.6	Any recognised merchant or investment banking firm engaged in giving advice to the disclosing Party in connection with this Agreement;

22.1.7	Any prospective purchaser, transferee or assignee of the whole or any part of the Participating Interest of the disclosing Party and any accountants, legal advisers or financial institutions retained by such third party, subject to each of those persons entering into a form of confidentiality agreement in a form reasonably acceptable to the non-disclosing Party.
22.2	Each Party agrees not to exploit commercial or trade secrets and other confidential information divulged by the other Party under this Agreement and not to disclose the same to any corporation, firm or person whatsoever except to directors, officers and employees of the Enterprise where that information is required in the normal course of their duties.

22.3	Each Party (at the request of the other Party) and the Enterprise is to obtain individual undertakings from its directors, officers and other employees to respect the secrecy of trade secrets and other confidential information disclosed to them as contemplated by Clause 22.2.

23	FORCE MAJEURE

23.1	The obligations of each Party (other than under Sections 22.0, 24.0 and 27.0) shall be suspended and the time of expenditure of monies payable by either Party shall be extended to the extent that such Party is hindered or prevented from performance or expenditure by the Force Majeure event.

23.2	No Party shall be entitled to the benefit of this section or any part hereof if the Force Majeure event is caused by or results from lack of funds (unless the lack of funds is caused by government intervention or regulation) or by negligence, default or omission of the Party claiming suspension.

23.3	If an event of Force Majeure causes a suspension or extension, the Party affected shall give notice thereof as soon as reasonably practicable to the other Party stating the date, extent and nature thereof. A Party whose obligations or expenditure have been suspended or extended shall resume performance or expenditure as soon as reasonably possible after the removal of the event of Force Majeure and shall so notify the other Party.

24	DISPUTES AND ARBITRATION

24.1	Any dispute arising out of or in connection with this Agreement or its performance, including the existence and validity of this Agreement and this section, and the scope, meaning, construction, interpretation or application of this Agreement (“Dispute”), shall to the fullest extent possible be settled amicably by negotiation and discussion between the Parties.

24.2	A Dispute which is not able to be settled by amicable agreement and which is between the Parties will be finally settled by arbitration under the UNCITRAL arbitration rules contained in resolution 3l/98 adopted by the United Nations General Assembly on 15 December l976 and entitled “Arbitration Rules of the United Nations Commission on International Trade Law” as presently in force.

24.3	The arbitration will be before three arbitrators. The Vietnamese Party and the Foreign Party will each nominate one arbitrator and the two (2) nominees will agree on the third arbitrator. If the Vietnamese Party or the Foreign Party fails to nominate its arbitrator within fourteen (14) days of being required to do so, or if the two nominees cannot agree on the third arbitrator within twenty eight (28) days, then either the Vietnamese Party or the Foreign Party may request the chairman for the time being of the Singapore International Arbitration Centre to nominate the required arbitrator.

24.4	The place of arbitration will be Singapore unless otherwise agreed.

24.5	The arbitrators are not bound by strict rules of law where they consider the application of those rules of law to particular matters to be inconsistent with the spirit of this Agreement and the underlying intent of the Parties and, as to those matters, their conclusions will reflect their judgement of the correct interpretation of all relevant terms of this Agreement and the correct and just enforcement of this Agreement in accordance with those terms. The arbitrators will not amend or modify this Agreement. The award rendered will apportion the costs of the arbitration.

24.6	Any other Dispute, not of the nature referred to above, is to be referred to the Economic Court of Vietnam if it cannot be settled amicably by negotiation and discussion.

24.7	An award in arbitral proceedings in accordance with this section 24.0 (“arbitrator’s award”) will be final and binding on the Parties and judgment may be entered and executed in any court having jurisdiction over either of the Parties or the assets of either of the Parties. The Parties undertake to comply with an arbitrator’s award.

24.8	During the process of arbitration, this Agreement shall continue to be performed except and insofar as that part which remains in dispute and is in the process of being arbitrated.

25	DEFAULT

25.1	If any Party (the “Defaulting Party”):
25.1.1	Fails to contribute, whether by way of debt or equity, in proportion to its Participating Interest, its share of any funds required to meet Expenditure pursuant to Clause 13.2; or

25.1.2	Defaults in any other substantial obligation to be performed by it under this Agreement and such default is not rectified within sixty (60) days of the other Party (the “Non-Defaulting Party”) giving notice of the default to the Defaulting Party, then the Non-Defaulting Party can either:
25.1.3	Terminate this Agreement by giving notice of termination to the Defaulting Party following the expiration of such sixty (60) day period; or

25.1.4	Serve a notice on the Defaulting Party invoking Clause 25.2.
25.2	Where a notice invoking this Clause is served on a Party in accordance with Clause 25.1, the Participating Interest of each Party shall be recalculated as being that percentage which the debt and equity actually contributed by such Party bears to the total debt and equity contributed by all the Parties and the Parties respective Participating Interests shall be adjusted by the transfer from one Party to the other of such amount of Legal Capital as is necessary to reflect the new Participating Interests of the Parties.

25.3	A default shall be deemed to have been rectified if Clause 25.2 has been applied in relation to such default and an assignment of Legal Capital has been effected in accordance with that Clause.

25.4	The Defaulting Party IRREVOCABLY APPOINTS the Non-Defaulting Party to be its attorney and in its name and on its behalf to execute all transfers, consents, notices and other documents and do all things necessary for the purpose of giving effect to Clause 25.2.

25.5	The Defaulting Party indemnifies and holds harmless the Non-Defaulting Party against all losses, claims, damages (including loss of profit), expenses (including legal costs) and all other costs incurred or suffered by the Non-Defaulting Party, in any way and at any time arising out of the occurrence of the events specified in Clause 5.1.4 or Clause 25.1, or the termination of this Agreement pursuant to such Clauses and the exercise of any of the rights and remedies of the Non-Defaulting Party under this Agreement.

26	REPRESENTATIONS AND WARRANTIES

26.1	The Parties enter into this Agreement in the utmost good faith, each undertaking to act in all respects in connection with the performance of this Agreement in a positive, fair and reasonable way towards the others.

26.2	The Parties will use their best endeavours to observe, maintain and carry out the provisions of this Agreement, and to ensure that their respective appointees shall exercise their rights in such manner that the provisions of this Agreement are observed, maintained and carried out.

26.3	Each of the Parties represents and warrants that:
26.3.1	It has the capacity to enter into and perform under this Agreement and all the transactions and agreements contemplated herein, and that all corporate and other actions required to authorise it to do the same have been or will be properly taken;

26.3.2	It will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement when signed will have been duly executed by it and shall be valid and binding upon it in accordance with its terms;

26.3.3	It is able to provide its Legal Capital Contribution in the manner and form set out in this Agreement and that it is or will be in a position to perform all of its obligations under this Agreement.
27	NOTICES

27.1	All notices, consents, requests and other communications (collectively “Notices”) authorised or required to be given or made pursuant to this Agreement by a Party shall be given or made in writing signed by an authorised representative of such Party delivered or mailed by registered or certified mail or sent by fax addressed in accordance with the details set out for each Party in this Agreement.

27.2	Any such Notice shall be deemed to have been properly served and received by the intended recipient:
27.2.1	In the case of service by delivery or registered or certified mail, upon delivery;

27.2.2	In the case of service by fax, upon the sender receiving from the intended recipient fax machine acknowledgment of legible receipt.
27.3	Any Party may change its address for the receipt of Notices at any time by giving written notice of such change to the other Party to this Agreement in accordance with the provisions of this section.

28	MISCELLANEOUS

28.1	The failure of a Party to insist on strict performance of any provisions of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Parties rights thereafter to enforce any provision or exercise any right, power or remedy.

28.2	This Agreement may be amended and supplemented in accordance with a resolution of the Board of Members. However no amendments to this Agreement shall be binding unless in writing, signed by each Party, and if required to be by Vietnamese Law, approved by the relevant Vietnamese Authority.

28.3	Eight (8) copies of this Agreement shall be executed in Vietnamese and eight (8) copies in English, each of which shall be considered equally authentic.

28.4	This Agreement contains the entire understanding of the Parties relating to the Joint Venture and there are no promises, terms, conditions or obligations, oral or written, express or implied, other than those contained in this Agreement.

28.5	This Agreement shall be governed and construed in accordance with the provisions of Vietnamese Law and the Investment Certificate.

28.6	Each Party agrees to take such actions and execute such additional instruments as may be reasonably necessary to implement and carry out the intent and purposes of this Agreement.

28.7	This Agreement shall benefit and be binding upon the Parties and their respective successors and personal representatives and any permitted assignees or transferees of their rights, and references to the Parties shall be construed accordingly.

28.8	Where there is inconsistency between the terms of the Charter and the terms of this Agreement the terms of this Agreement will prevail.

SIGNED for and on behalf of		(Biotan Stamp)
BIOTAN by MR. NGUYEN VAN QUA:		/s/ Mr. Nguyen Van Qua

Mr. Nguyen Van Qua (Chairman)
Biotan Mineral Joint Stock Company

Witness:	/s/ NGUYEN THI XUAN TRANG

NGUYEN THI XUAN TRANG

Occupation: THE VICE DIRECTOR OF BIOTAN

Address: 28 DONG DA, QUY NHON CITY, BINH DINH PROVINCE

SIGNED for and on behalf of KSML by MR RODNEY HUGH MURFITT:

(Common Seal Stamp)
/s/ Mr Rodney Hugh Murfitt

Mr Rodney Hugh Murfitt (Director) KS Mining Limited
Witness:	/s/ TRAN HA TIEN

/s/ TRAN HA TIEN
Occupation: THE CHIEF OF THE REPRESENTATIVE OFFICE OF ZEDEX MINERALS LIMITED IN HANOI
Address: 24 DANG KIM NO, LE CHAN DISTRICT, HAI PHONG CITY

SCHEDULE A: PROJECT AREA
1.	INITIAL TIEN THUAN EXPLORATION LICENCE APPLICATION AREA

The initial Tien Thuan Exploration Licence Application covers approximately 22.2 km2 within the above general project area and is confined entirely within Tay Son District.

The Exploration Licence Application boundary coordinates are as follows:

	UTM Coordinate
Point	X(UTM)	Y(UTM)
1	266000	1552300
2	270000	1554200
3	270000	1546000
4	266000	1549500
However, the general project area also includes an area of Tien Thuan mineralization potential that is known to extend to the North into Vinh Thanh District. Application for another Exploration Licence over this additional area may subsequently be submitted to the relevant Vietnamese Authorities.

2.	MINING LICENCE APPLICATION AREA

It is thought that the mining area will lie mostly within the above exploration area. However, further investigation is required before Mining Licence Application boundaries can be precisely specified.

3.	PROJECT AREA

Initially the Exploration Area and the Mining Area.